Exhibit 99.1

136 Enterprise Boulevard
PO Box 9300
Bozeman, MT 59718-9300
406.522.4200 P
406.522.4227 F

FOR IMMEDIATE RELEASE

For Further Information, Contact:
Investor Relations:                                                               Corporate Communications:
Todd Friedman or Stacie Bosinoff                                        Kathleen O’Boyle
The Blueshirt Group                                                            RightNow Technologies
415.217.7722                                                                      406.556.3428 Desk
todd@blueshirtgroup.com                                                    415.407.8308 Cell
stacie@blueshirtgroup.com                                                  Kathleen.oboyle@rightnow.com

RIGHTNOW TECHNOLOGIES REPORTS
 THIRD QUARTER FINANCIAL RESULTS

Company exceeds third quarter revenue and earnings expectations and raises guidance

BOZEMAN, MONT. (October 24, 2007) RightNow Technologies, Inc. (NASDAQ:RNOW), today announced financial results for the third quarter ended September 30, 2007.  RightNow reported total revenue of $29.2 million for the third quarter of 2007 as compared to $30.1 million in the year-ago quarter.  Third quarter 2007 results reflect 31% growth in recurring revenue year-over-year and the impact of the Company’s business model shift away from perpetual licenses in 2007.

The net loss in the third quarter of 2007 was $(3.6) million or $(0.11) per share, compared to a net loss of $(0.5) million or $(0.02) per share, in the third quarter of 2006.  Non-GAAP net loss in the second quarter 2007 was $(2.4) million or $(0.07) per share, compared to non-GAAP net income of $0.6 million or $0.02 per share in the same quarter last year.

Revenue for the nine month period ending September 30, 2007 was $81.4 million, compared to $81.6 million in the same 2006 period. Recurring revenue for the nine month period increased 34% year-over-year.  The net loss for the nine months ended September 30, 2007 was $(15.3) million or $(0.46) per share, as compared to $(2.7) million or $(0.08) per share in the comparable 2006 period.  Non-GAAP net loss for the nine months ended September 30, 2007 was $(10.8) million or $(0.33) per share, as compared to non-GAAP net income of $0.9 million or $0.03 per share, in the year-earlier period.

Greg Gianforte, founder and CEO, stated, “Our partner channels delivered excellent results this past quarter, both in terms of closed deals and growth in pipeline opportunities.  We posted strong results in the public sector, retail, high-tech and telecom segments, driven in part by the ease with which RightNow 8 can be adapted to different verticals.  And we’re most pleased that our customers, Electronic Arts and Shaklee, finished first and runner-up, respectively, in this year’s Gartner North America CRM Excellence Award.”

New, renewed and expanded customer relationships during the third quarter of 2007 included the Army, Briggs Corporation, Cadbury Schweppes Americas Beverages, EasyJet Airline Company Ltd, Helio, HSN, Tiscali UK, United Illuminating Company and USPS-Helpdesk.

Susan Carstensen, CFO, added, “The business model changes we made earlier this year are paying dividends in the form of successive quarterly growth in recurring revenue and improving net margins.  Looking ahead, we are raising our revenue and earnings guidance for the fourth quarter and full year.”

Guidance

•
For the fourth quarter of 2007, the Company is raising its guidance and now expects revenue of approximately $29.5 million, which includes a $1 million sequential increase in recurring revenue offset in part by a seasonal decrease in professional services revenue.  Full year revenue is expected to be approximately $111 million.

•
The Company expects the net loss per share for the fourth quarter of 2007 to be in the range of $(0.10) to $(0.11). Non-GAAP net loss per share, which excludes stock-based compensation, is expected to be in the range of $(0.06) to $(0.07).   The full year net loss per share is expected to be in the range of $(0.56) to $(0.57) and the non-GAAP loss per share in the range of $(0.39) to $(0.40).

•	Cash flow from operations for the full year 2007 is expected to be in the range of $15 million to $20 million.

RightNow will host a call this afternoon, Wednesday October 24, at 4:30 p.m. Eastern time to discuss these results.  To access the call, please dial (877) 502-9272, or outside the U.S. (913) 981-5581, at lease five minutes prior to the start time.  An audio webcast of the call will also be available at www.shareholder.com/rnow/medialist.cfm.  A replay of today’s conference call will be available on the company’s web site at www.shareholder.com/rnow/, under the Investor Webcasts menu beginning at 7:30 p.m. (ET) on October 24, 2007 until 11:59 p.m. Wednesday, November 7, 2007.  You may also access a replay of today’s call by dialing (888) 203-1112 or (719) 457-0820, with replay passcode 7041187.

About RightNow Technologies

RightNow (NASDAQ: RNOW) delivers the high-impact technology solutions and services organizations need to cost-efficiently deliver a consistently superior customer experience across their frontline service, sales and marketing touch-points. Approximately 1,800 corporations and government agencies worldwide depend on RightNow to achieve their strategic objectives and better meet the needs of those they serve. RightNow is headquartered in Bozeman, Montana. For more information, please visit www.rightnow.com.

RightNow is a registered trademark of RightNow Technologies, Inc. NASDAQ is a registered trademark of the NASDAQ Stock Market.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:
All statements included in this press release, other than statements or characterizations of historical fact, are forward-looking statements.  These forward-looking statements are based on our current expectations, estimates and projections about our industry, management's beliefs, and certain assumptions made by us, all of which are subject to change.  Forward-looking statements can often be identified by words such as "anticipates," "expects," "intends," "plans," "predicts," "believes," "seeks," "estimates," "may," "will," "should," "would," "could," "potential," "continue," "ongoing," similar expressions, and variations or negatives of these words and include, but are not limited to, statements regarding projected results of operations and management’s future strategic plans.  These forward-looking statements are not guarantees of future results and are subject to risks, uncertainties and assumptions that could cause our actual results to differ materially and adversely from those expressed in any forward-looking statement.

The risks and uncertainties referred to above include, but are not limited to, risks associated with our business model, including recent changes we made to our model; our ability to develop or acquire, and gain market acceptance for, new products in a cost-effective and timely manner; the market success of our RightNow 8 product; the gain or loss of key customers; competitive pressures; our ability to expand operations; fluctuations in our earnings as a result of the impact of stock-based compensation expense; interruptions or delays in our hosting operations; breaches of our security measures; our ability to protect our intellectual property from infringement, and to avoid infringing on the intellectual property rights of third parties; and our ability to expand, retain and motivate our employees and manage our growth.  Further information on potential factors that could affect our financial results is included in our Annual Report on Form 10-K, quarterly reports of Form 10-Q, and in other filings with the Securities and Exchange Commission.  The forward-looking statements in this release speak only as of the date they are made.  We undertake no obligation to revise or update publicly any forward-looking statement for any reason.

FRNOW

RightNow Technologies, Inc.
Consolidated Balance Sheets
(In thousands) (Unaudited)

	Sep 30,	Dec 31,
	2007	2006
Assets
Cash and cash equivalents	$ 33,109	$ 39,208
Short-term investments	56,823	39,127
Accounts receivable	24,690	32,021
Term receivables, current	13,773	23,806
Allowance for doubtful accounts	(2,009)	(2,621)
Net receivables	36,454	53,206
Prepaid and other current assets	5,786	2,498
Total current assets	132,172	134,039

Property and equipment, net	10,451	10,073
Term receivables, non-current	11,170	24,805
Intangible assets, net	7,865	8,836
Other	1,356	489
Total Assets	$ 163,014	$ 178,242

Liabilities and Stockholders’ Equity
Accounts payable	$ 4,249	$ 4,417
Commissions and bonuses payable	2,889	4,069
Other accrued liabilities	10,606	7,588
Current portion of long-term debt	42	31
Current portion of deferred revenue	69,665	67,560
Total current liabilities	87,451	83,665

Long-term debt, less current portion	79	85
Deferred revenue, net of current portion	37,139	47,018

Stockholders’ equity:
Common stock	33	33
Additional paid-in capital	92,486	86,069
Accumulated other comprehensive loss	(551)	(332)
Accumulated deficit	(53,623)	(38,296)
Total stockholders’ equity	38,345	47,474
Total Liabilities Stockholders’ Equity	$ 163,014	$ 178,242

RightNow Technologies, Inc.
Consolidated Operating Statements
(In thousands, except per share amounts) (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
Revenue:
Software, hosting and support Recurring * Perpetual	$ 21,813 553	$ 16,710 7,044	$ 61,379 1,499	$ 45,770 17,930
Professional services	6,880	6,334	18,535	17,927
Total revenue	29,246	30,088	81,413	81,627

Cost of revenue:
Software, hosting and support	4,604	3,667	13,563	9,597
Professional services	5,667	4,969	15,874	14,014
Total cost of revenue	10,271	8,636	29,437	23,611

Gross profit	18,975	21,452	51,976	58,016

Operating expenses:
Sales and marketing	16,516	16,535	48,031	45,113
Research and development	4,308	3,740	12,947	10,346
General and administrative	2,680	2,333	8,718	7,098
Total operating expenses	23,504	22,608	69,696	62,557

Loss from operations	(4,529)	(1,156)	(17,720)	(4,541)

Interest and other income, net	1,004	740	2,717	2,180

Loss before income taxes	(3,525)	(416)	(15,003)	(2,361)
Provision for income taxes	(59)	(103)	(324)	(353)
Net loss	$ (3,584)	$ (519)	$ (15,327)	$ (2,714)

Net loss per share:
Basic	$(0.11)	$(0.02)	$(0.46)	$(0.08)
Diluted	$(0.11)	$(0.02)	$(0.46)	$(0.08)

Shares used in the computation:
Basic	33,094	32,316	32,979	32,144
Diluted	33,094	32,316	32,979	32,144

Supplemental information of stock-based compensation expense included in:
Cost of software, hosting and support	$ 84	$ 52	$ 221	$ 145
Cost of professional services	217	124	491	358
Sales and marketing	542	529	1,931	1,430
Product development	166	230	681	622
General and administrative	199	179	1,177	1,020
Total stock-based compensation	$ 1,208	$ 1,114	$ 4,501	$ 3,575

* Recurring revenue includes software, hosting and support revenue from term license and subscription agreements, and post contract support services.

RightNow Technologies, Inc.
Consolidated Statements of Cash Flow
(In thousands, except per share amounts) (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
Operating activities:
Net loss	$ (3,584)	$ (519)	$ (15,327)	$ (2,714)
Non-cash adjustments:
Depreciation and amortization	1,869	1,556	5,424	3,998
Stock-based compensation	1,208	1,114	4,501	3,575
Provision for losses on accounts receivable	401	292	345	51
Changes in operating accounts:
Receivables	6,933	(8,117)	30,584	(16,529)
Prepaid expenses	(803)	(225)	(3,886)	(384)
Accounts payable	1,001	(808)	(192)	(64)
Commissions and bonuses payable	(47)	932	(1,219)	967
Other accrued liabilities	(912)	435	2,839	244
Deferred revenue	(2,143)	15,184	(9,013)	33,509
Other	(130)	(8)	(140)	99
Cash provided by operating activities	3,793	9,836	13,916	22,752

Investing activities:
Net change in short-term investments	(3,912)	(1,638)	(17,696)	(13,527)
Acquisition of property and equipment	(1,426)	(1,020)	(4,764)	(4,930)
Business acquisitions	-	-	-	(8,731)
Other	1	-	(60)	(10)
Cash used by investing activities	(5,337)	(2,658)	(22,520)	(27,198)

Financing activities:
Proceeds from issuance of common stock	509	363	1,688	1,362
Tax benefit of stock options exercised	19	-	228	-
Payments on long-term debt	(10)	(9)	(25)	(23)
Cash provided by financing activities	518	354	1,891	1,339

Effect of foreign exchange rates on cash and
cash equivalents	293	36	614	347

Increase (decrease) in cash and cash equivalents	(733)	7,568	(6,099)	(2,760)

Cash and cash equivalents at beginning of period	33,842	30,546	39,208	40,874
Cash and cash equivalents at end of period	$ 33,109	$ 38,114	$ 33,109	$ 38,114

RightNow Technologies, Inc.
Reconciliation of Non-GAAP Measurements
 (Amounts in thousands, except per share amounts) (Unaudited)

Diluted Earnings Per Share Reconciliation
	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
Net loss as reported	$ (3,584)	$ (519)	$ (15,327)	$ (2,714)
Add stock-based compensation (“SBC”)	1,208	1,114	4,501	3,575
Net income (loss) before SBC	$ (2,376)	$ 595	$ (10,826)	$ 861

Net loss per share, as reported	$(0.11)	$(0.02)	$(0.46)	$(0.08)
Net income (loss) per share, before SBC	$(0.07)	$0.02	$(0.33)	$ 0.03

Shares outstanding, as reported	33,094	32,316	32,979	32,144
Shares outstanding, excluding the effect of SBC	33,094	33,926	32,979	33,953

Forward-Looking Guidance Reconciliation
	GAAP Guidance			Non-GAAP Guidance
Fourth quarter ending Dec 31, 2007	From	To	Adjustment	From	To
Net loss	$ (3,600)	$ (3,300)	$ 1,250 [a]	$ (2,350)	$ (2,050)
EPS	$ (0.11)	$ (0.10)		$ (0.07)	$ (0.06)
Shares	33,300	33,300		33,300	33,300

Year ending December 31, 2007
Net loss	$ (19,000)	$ (18,600)	$ 5,750 [a]	$ (13,250)	$ (12,850)
EPS	$ (0.57)	$ (0.56)		$ (0.40)	$ (0.39)
Shares	33,200	33,200		33,200	33,200

[a] Estimated stock-based compensation expense to be recorded for the periods indicated in accordance with Statement of Financial Accounting Standards No. 123R, Share-Based Payments, (“SFAS 123R”) which is effective for periods beginning January 1, 2006.  Periods prior to 2006 do not include stock-based compensation expense.

About Non-GAAP Financial Measures
Non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP.  These non-GAAP financial measures do not reflect a comprehensive system of accounting, differ from GAAP measures with the same captions and may differ from non-GAAP financial measures with the same or similar captions that are used by other companies.

RightNow’s management believes that these non-GAAP financial measures provide meaningful supplemental information regarding RightNow’s operating results because they facilitate the comparison of results for future periods with results from past periods.  RightNow adopted SFAS 123R on January 1, 2006 using the modified prospective method.  Results of prior periods have not been restated to conform with the 2006 and subsequent years’ presentation.  We believe the calculation of diluted net income per share, calculated without stock-based compensation expense, provides a meaningful comparison to our diluted net income per share figures reported for 2005 and prior years.